Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL 2009

Fremont, CA -- May 11, 2009 – Network Equipment Technologies, Inc. (“NET,” Nasdaq: NWK) announced today its results for the fourth quarter and year ended March 27, 2009.

Total revenue in the fourth quarter of fiscal 2009 was $12.7 million, a 33% decrease from $19.0 million in the third quarter and a 62% decrease from $33.4 million in the fourth quarter of fiscal 2008. The decline was mostly due to a reduction in product revenue from the company’s government business, which was down 50% from the third quarter and down 75% from the fourth quarter of fiscal 2008.  Net loss in the fourth quarter of fiscal 2009 was $9.3 million or $0.32 per share, compared to net income in the third quarter of $13.1 million or $0.42 per share, attributable to gains from the early retirement of convertible bonds, and net income of $2.8 million or $0.09 per share in the fourth quarter of the prior year.

Total revenue in the fiscal year was $65.8 million, down 43% from $116.1 million in fiscal 2008.  Net loss was $53.5 million or $1.85 per share, compared to net income of $7.1 million or $0.25 per share in fiscal 2008. Fiscal 2009 results include a full year of operating results for Quintum Technologies, acquired by NET in December 2007, compared to approximately four months in the prior year. Fiscal 2009 results also include charges for the impairment of goodwill and intangible assets acquired from Quintum.

On a non-GAAP basis excluding items noted below, net loss in the fourth quarter was $7.3 million or $0.25 per share, compared to net loss of $3.2 million or $0.11 per share in the prior quarter, and net income of $2.6 million or $0.09 per share in the fourth quarter of fiscal 2008. Non-GAAP net income and loss were calculated by excluding the impairment of goodwill and other intangible assets, non-cash stock-based compensation expense, amortization of intangible assets from our acquisition of Quintum, accretion, and other restructure charges resulting from severance and vacating our former manufacturing facility; as well as excluding the gain on the retirement of debt from the repurchase of convertible bonds. Refer to the table below for reconciliation of GAAP to non-GAAP net income and loss.

Cash and investment balances at the end of the fourth quarter were $98.2 million, down from $101.6 million at the end of the prior quarter. Cash and investments decreased by $67.5 million from the prior year due in large part to the use of $41.8 million to repurchase the company’s convertible debt, along with $21.0 million used in operations.

“Throughout this economic downturn, we carefully leveraged our existing resources, strengthened our balance sheet, and continued to reduce costs, while shifting our development investment from legacy products to a full range of IP-based platforms. Increasingly, we are earning recognition from industry leaders and being brought into larger opportunities within government entities and enterprise customers. This recognition reflects the early and continued investment we made in delivering the best products for the unified communications and secure voice markets,” said president and CEO C. Nicholas Keating, Jr. “While it is still too early in the business cycle for many customers to have commenced full deployment within their organization, we continue to grow pilot programs and are keeping the pipeline strong through a direct touch sales organization and an expanding network of quality partners.”

Conference Call Information:

The company will be hosting a conference call today to discuss these results at 5:00 p.m. ET. To access the call, dial (866) 770-7125 or (617) 213-8066 and provide conference ID#17662465. The conference call will also be broadcast from the company’s website.

A recording of the conference call will be provided by telephone and the Internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on May 18, 2009; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 74089938.  A digital recording will be available on the company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications.   For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company’s broad family of products enable interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET’s voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America.  The company sells its solutions through a direct sales force and an international network of resellers and distributors.  For more information, visit www.net.com.

Use of Non-GAAP Financial Information

To supplement the company's condensed consolidated financial statements presented in accordance with GAAP, NET has provided certain non-GAAP net income (loss) financial measures that adjust for the company’s impairment charge for goodwill and other intangible assets, non-cash stock-based compensation expense, amortization of intangible assets from our acquisition of Quintum, accretion and other restructure charges resulting from severance and vacating our former manufacturing facility, and the gain on extinguishment of debt. These non-GAAP measures may include net income (loss) and net income (loss) per share data that are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. NET believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and reflect NET’s ongoing business in a manner that allows meaningful period-to-period comparisons. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward Looking Statements

This press release contains forward-looking statements (within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934) relating to possible future operating results, including operating expenses and product sales. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include federal government budget matters and procurement decisions, the timing of orders, market acceptance for our new products, timely completion of product development initiatives, relations with and performance by third-party technology providers, new competition and technological changes, success in building new sales channels, circumstances regarding specific sales that can affect the recognition of revenue, and the progression of patent litigation, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008
Revenue:
Product	$9,201	$30,184	$51,202	$102,608
Service	3,526	3,248	14,586	13,536
Total revenue	12,727	33,432	65,788	116,144
Costs of revenue:
Cost of product revenue	4,983	13,940	30,772	45,001
Cost of service revenue	3,409	3,356	14,415	12,289
Impairment of long-lived assets	320	—	10,061	—
Total cost of revenue	8,712	17,296	55,248	57,290
Gross margin	4,015	16,136	10,540	58,854
Operating expenses:
Sales and marketing	4,562	5,899	21,161	20,178
Research and development	4,566	6,528	21,817	24,279
General and administrative	3,235	3,073	13,120	11,373
Restructure and other costs	609	96	2,423	175
Impairment of goodwill and long-lived assets	—	—	34,197	—
Total operating expenses	12,972	15,596	92,718	56,005
Income (loss) from operations	(8,957)	540	(82,178)	2,849
Other income (expense), net	(282)	157	17	404
Interest (expense) income, net	10	165	(202)	2,208
Gain on extinguishment of debt	—	—	28,927	—
Income (loss) before taxes	(9,229)	862	(53,436)	5,461
Income tax provision (benefit)	52	(1,890)	67	(1,684)
Net income (loss)	$(9,281)	$2,752	$(53,503)	$7,145

Per share amounts
Net income (loss):
Basic	$(0.32)	$0.10	$(1.85)	$0.26
Diluted	$(0.32)	$0.09	$(1.85)	$0.25

Common and common equivalent shares:
Basic	28,847	28,936	28,854	27,423
Diluted	28,847	35,756	28,854	28,415

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 27, 2009 (unaudited)	March 28, 2008 (1)
Current assets
Cash and investments	$97,021	$165,658
Restricted cash	1,154	—
Accounts receivable, net	7,091	23,174
Inventories	7,364	9,986
Prepaid expenses and other assets	10,073	8,031
Total current assets	122,703	206,849

Property and equipment, net	6,505	9,459
Goodwill and purchased intangibles, net	—	41,317
Other assets	4,225	11,708
Total assets	$133,433	$269,333
Liabilities and Stockholders’ Equity
Accounts payable	$4,257	$9,968
Other current liabilities	15,084	17,821
Total current liabilities	19,341	27,789

Long-term liabilities	4,568	6,295
3 ¾% convertible senior notes	13,000	85,000
7 ¼% redeemable convertible subordinated debentures	23,704	24,706
Stockholders’ equity	72,820	125,543
Total liabilities and stockholders’ equity	$133,433	$269,333

(1) Derived from audited consolidated financial statements as of March 28, 2008.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION
(Unaudited – in thousands, except per share data)

	Quarter Ended		Fiscal Year Ended
	March 27, 2009	March 28, 2008	March 27, 2009	March 28, 2008

GAAP net income (loss)	$(9,281)	$2,752	$(53,503)	$7,145
Stock based compensation expense:
Cost of product revenue	31	57	252	177
Cost of service revenue	69	68	298	165
Sales and marketing	303	250	1,253	721
Research and development	199	226	1,023	541
General and administrative	357	376	1,602	1,434
Acquisition related amortization:
Acquired intangibles
Cost of product revenue	—	328	592	473
Sales and marketing	—	502	663	531
General and administrative	—	53	88	70
Cost of product revenue, amortization of purchase adjustment to acquired inventory	—	281	—	281
Impairment of goodwill and long-lived assets	320	—	44,258	—
Restructure related:
General and administrative, accretion of discount on future cash flows from subleases	62	44	139	270
Restructure and other:
Costs to vacate former manufacturing facility	—	30	1,130	61
Other, primarily severance	609	66	1,282	114
Other income dissolution of subsidiary	—	(385)	—	(385)
Other income gain on extinguishment of debt	(2)	—	(28,929)	—
Income tax benefit
Income tax effect of above items	—	(39)	—	(95)
Release of valuation allowance	—	(2,002)	—	(2,002)
Non-GAAP net income (loss)	$(7,333)	$2,607	$(29,852)	$9,501
Non-GAAP net income (loss) per share data:
Basic	$(0.25)	$0.09	$(1.03)	$0.35
Diluted	$(0.25)	$0.09	$(1.03)	$0.33
Common and common equivalent shares:
Basic	28,847	28,936	28,854	27,423
Diluted	28,847	35,756	28,854	28,415